CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees

Wells Fargo Master Trust

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for Wells Fargo Disciplined Large Cap Portfolio, one of the portfolios comprising the Wells Fargo Master Trust.

/s/ KPMG LLP

Boston, Massachusetts

March 1, 2018